EXHIBIT 4.1
                              LOAN AGREEMENT

                        Dated as of August 24, 1994

                                  between

                       ILLINOIS CENTRAL CORPORATION

                                    and

                      BANK OF AMERICA NATIONAL TRUST
                          AND SAVINGS ASSOCIATION

                             TABLE OF CONTENTS


Section
                                                       Page

                                ARTICLE I.
                                DEFINITIONS

1.01  Defined Terms  . . . . . . . . . . . . . . . . . . . .  1
1.02  Accounting Principles . . . . . . . . . . . . . . . . . 10

                                ARTICLE II.
                                 THE LOANS

2.01  Amount and Terms of Commitment. . . . . . . . . . . . . 10
2.02  Notes . . . . . . . . . . . . . . . . . . . . . . . . . 11
2.03  Procedure for Borrowing . . . . . . . . . . . . . . . . 11
2.04  Conversion and Continuation Elections . . . . . . . . . 12
2.05  Voluntary Termination or Reduction of Commitment. . . . 13
2.06  Optional Prepayments. . . . . . . . . . . . . . . . . . 13
2.07  Mandatory Prepayments of Loans. . . . . . . . . . . . . 13
2.08  Repayment . . . . . . . . . . . . . . . . . . . . . . . 14
2.09  Interest. . . . . . . . . . . . . . . . . . . . . . . . 14
2.10  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 14
(a)                                  Fees Payable to the Bank 14
(b)                                           Commitment Fees 14
2.11  Computation of Fees and Interest. . . . . . . . . . . . 15
2.12  Payments by the Company . . . . . . . . . . . . . . . . 15

                               ARTICLE III.
                  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 16
3.02  Illegality. . . . . . . . . . . . . . . . . . . . . . . 18
3.03  Increased Costs and Reduction of Return . . . . . . . . 18
3.04  Funding Losses. . . . . . . . . . . . . . . . . . . . . 19
3.05  Inability to Determine Rate . . . . . . . . . . . . . . 20
3.06  Survival. . . . . . . . . . . . . . . . . . . . . . . . 21

                                ARTICLE IV.
                           CONDITIONS PRECEDENT

4.01  Conditions of Initial Loan. . . . . . . . . . . . . . . 21
(a)                                            Loan Agreement 21
(b)                                                 Note. . . 21
(c)                                   Resolutions; Incumbency 21
(d)     Articles of Incorporation; By-laws and Good Standing. 21
(e)                         Opinion of Counsel to the Company 21
(f)                              Payment of Fees and Expenses 22
4.02  Conditions to All Loans . . . . . . . . . . . . . . . . 22
(a)         Notice of Borrowing, Conversion or Continuation.  22
(b)            Continuation of Representations and Warranties 22
(c)                                       No Existing Default 22

                                ARTICLE V.
                      REPRESENTATIONS AND WARRANTIES

5.01  Corporate Existence and Power . . . . . . . . . . . . . 22
5.02  Corporate Authorization; No Contravention . . . . . . . 23
5.03  Governmental Authorization. . . . . . . . . . . . . . . 23
5.04  Binding Effect. . . . . . . . . . . . . . . . . . . . . 23
5.05  Litigation. . . . . . . . . . . . . . . . . . . . . . . 24
5.06  No Default. . . . . . . . . . . . . . . . . . . . . . . 24
5.07  Liens . . . . . . . . . . . . . . . . . . . . . . . . . 24
5.08  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 24
5.09  Financial Condition . . . . . . . . . . . . . . . . . . 24
5.10  Regulated Entities. . . . . . . . . . . . . . . . . . . 25
5.11  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . 25
5.12  Insurance . . . . . . . . . . . . . . . . . . . . . . . 25
5.13  Regulation U. . . . . . . . . . . . . . . . . . . . . . 26

                                ARTICLE VI.
                           AFFIRMATIVE COVENANTS

6.01  Notices . . . . . . . . . . . . . . . . . . . . . . . . 26
6.02  Preservation of Corporate Existence, Etc. . . . . . . . 27
6.03  Maintenance of Property . . . . . . . . . . . . . . . . 27
6.04  Environmental Compliance. . . . . . . . . . . . . . . . 28
6.05  Payment of Taxes. . . . . . . . . . . . . . . . . . . . 28
6.06  Compliance with Laws. . . . . . . . . . . . . . . . . . 28
6.07  Inspection of Property and Books and Records. . . . . . 28
6.08  Subsidiary Compliance . . . . . . . . . . . . . . . . . 29
6.09  Equal and Ratable Collateral. . . . . . . . . . . . . . 29

                               ARTICLE VII.
                            NEGATIVE COVENANTS

7.01  Limitation on Liens . . . . . . . . . . . . . . . . . . 29
7.02  Mergers, Consolidations and Dispositions of Assets. . . 33
7.03  Restrictions on Dividends . . . . . . . . . . . . . . . 34
7.04  Debt to Capitalization Ratio. . . . . . . . . . . . . . 34

                               ARTICLE VIII.
                             EVENTS OF DEFAULT

8.01  Event of Default. . . . . . . . . . . . . . . . . . . . 34
(a)                                               Non-Payment 34
(b)                                Representation or Warranty 34
(c)                                         Specific Defaults 34
(d)                                            Other Defaults 35
(e)  ICR Credit Agreement. . . . . . . . . . . . . . . . . .  35
(f)                         Insolvency; Voluntary Proceedings 35
(g)                                   Involuntary Proceedings 35
8.02  Remedies. . . . . . . . . . . . . . . . . . . . . . . . 36
8.03  Rights Not Exclusive. . . . . . . . . . . . . . . . . . 36


                                ARTICLE IX.
                               MISCELLANEOUS

9.01  Amendments and Waivers. . . . . . . . . . . . . . . . . 36
9.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . 36
9.03  No Waiver; Cumulative Remedies. . . . . . . . . . . . . 36
9.04  Costs and Expenses. . . . . . . . . . . . . . . . . . . 37
9.05  Indemnity . . . . . . . . . . . . . . . . . . . . . . . 37
(a)                                         General Indemnity 37
(b)                                         Survival; Defense 38
9.06  Marshalling; Payments Set Aside . . . . . . . . . . . . 38
9.07  Successors and Assigns. . . . . . . . . . . . . . . . . 38
9.08  Set-off . . . . . . . . . . . . . . . . . . . . . . . . 38
9.09  Counterparts. . . . . . . . . . . . . . . . . . . . . . 39
9.10  Severability. . . . . . . . . . . . . . . . . . . . . . 39
9.11  Governing Law . . . . . . . . . . . . . . . . . . . . . 39
9.12  Confidentiality.. . . . . . . . . . . . . . . . . . . . 40



                                 SCHEDULES

Schedule 5.09    Contingent Obligations and Partnerships
Schedule 5.11    Subsidiaries and other Equity Investments
Schedule 7.01    Permitted Liens


                                 EXHIBITS

Exhibit A       Promissory Note
Exhibit B       Notice of Borrowing
Exhibit C       Notice of Conversion
                 Continuation
Exhibit D       Opinion of Counsel to Company


                              LOAN AGREEMENT


    This LOAN AGREEMENT is entered into as of August 24, 1994, between Illinois Central Corporation, a Delaware corporation (the "Company"), and Bank of America National
Trust and Savings Association (the "Bank").

    WHEREAS, the Bank has agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                ARTICLE I.
                                DEFINITIONS

    1.011 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

         "Agreement" means this Loan Agreement, as amended from time to time in accordance with the terms hereof.

         "Applicable Margin" means

              (i)  from the Closing Date through
                   March 31, 1995,   .625%; and

             (ii)  thereafter, 1.00%.

         "Attorney Costs" means and includes all
    reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

         "Bankruptcy Code" means the Federal Bankruptcy
    Reform Act of 1978 (12 U.S.C. Sect. 101, et seq.).

         "Base Rate" means the higher of:

              (a)  the rate of interest publicly
         announced from time to time by the Bank in San
         Francisco, California, as its "reference rate."
         It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

              (b)  0.50% per annum above the latest
         Federal Funds Rate.

         Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable
    Business Day relates to an Offshore Rate Loan, such day shall also be a day on which dealings are carried on in the applicable offshore dollar interbank market.

         "Capital Adequacy Regulation" means any
    guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

         "Closing Date" means August 24, 1994.

         "Commitment" means $50,000,000 or such lesser amount to which such sum is reduced pursuant to
    Section 2.05.

         "Consolidated Funded Debt" means, as to the Company and its Subsidiaries as of any date of determination, an amount equal to the sum of all consolidated Indebtedness of the Company and its Subsidiaries, as such amounts are outstanding or would be calculated on the date as of which Consolidated
    Funded Debt is to be determined and determined in accordance with GAAP.

         "Consolidated Net Worth" means, as to the Company and its Subsidiaries, as of any date of determination, the sum of (a) the capital accounts
    (including common stock, preferred stock and other paid-in capital, but excluding treasury stock) of the Company and its Subsidiaries on a consolidated basis, plus (b) the earned surplus and capital surplus of the Company and its Subsidiaries, in each case as reflected in the Company's consolidated books of account as of the date Consolidated Net Worth is to be determined, in each case as determined in accordance with GAAP.

         "Contingent Obligation" means, as to the Company or any of its Subsidiaries, without duplication,
    (a) any Guaranty Obligation of that Person; (b) any reimbursement obligation of that Person with respect to a standby letter of credit, surety bond, banker's acceptance or similar instrument; (c) any obligation of that Person to purchase any materials, supplies or other property from, or to obtain the services of, another Person (other than the Company or one of its Subsidiaries) if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered (other than any such contracts, documents or obligations entered into the Ordinary
    Course of Business); and (d) all Indebtedness (other than that of the Company or any of its Subsidiaries) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property
    (including accounts and contract rights) owned by the Company or any such Subsidiary; but in all events excluding obligations of the type described in clauses
    (a) through (d) above to the extent that reserves or liabilities have been established therefor in the Company's consolidated financial statements.

         "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Conversion Date" means any date on which the Company elects to convert a Base Rate Loan to an Offshore Rate Loan or to convert an Offshore Rate Loan to a Base Rate Loan.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Distribution" means the payment by any Person of any dividends, distributions or other payments to its shareholders as such, other than distributions or allocations of common stock of such Person; the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; or the purchase or other retirement of any shares of any class of capital stock of any Person, directly or indirectly, through a Subsidiary or otherwise, other than solely through the issuance of the capital stock of such Person; the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of any Person.

         "Dollars", "dollars" and "$" each mean lawful money of the United States.

         "Environmental Claims" means all claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the alleged or actual presence, placement, migration, spillage, leakage, disposal, discharge, emission or release of any Hazardous Material at, in, or from property, whether or not owned by the Company, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental
    Law.

         "Environmental Laws" means all federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative orders, decrees, licenses, registration requirements and permits of, and agreements with, any Governmental
    Authorities, in each case relating to environmental and land use matters or health and safety matters involving Hazardous Materials.

         "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

         "Event of Default" means any of the events or circumstances specified in Section 8.01.

         "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

         "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government
    Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds
    Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m.
    (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

         "Federal Reserve Board" means the Board of
    Governors of the Federal Reserve System, or any successor thereto.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public
    Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guaranty Obligation" means, as applied to the Company or any of its Subsidiaries, without duplication, any agreement of the Company or any such Subsidiary to guarantee the Indebtedness of a Person other than the Company or any of its Subsidiaries (the
    "primary obligor"), or any obligation or undertaking of the Company or any such Subsidiary which, in economic effect, is substantially equivalent to a guarantee of the primary obligor's Indebtedness
    ("primary obligations"), including any obligation of the Company or any such Subsidiary, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or
    (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or
    (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
    (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

         "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, hazardous chemicals, special waste, hazardous substance, hazardous material, regulated substance, or toxic substance, or petroleum or petroleum derived substance or waste.

         "ICR" means Illinois Central Railroad Company, a
    Delaware corporation.

         "ICR Credit Agreement" means that certain
    Amended and Restated Revolving Credit Agreement, dated as of April 2, 1993 and amended and restated as of October 27, 1993 among ICR, as borrower, certain other banks (including the Bank), with The First National
    Bank of Boston as administrative agent and the Bank as co-agent, as amended from time to time.

         "Indebtedness" of any Person means, without duplication, (a) all borrowed money, advances and other extensions of credit (other than trade credit extended in the ordinary course of business) and similar monetary obligations, whether direct or indirect (including, without limitation, Capital Lease
    Obligations); (b) all Indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the Indebtedness secured thereby shall have been assumed;
    (c) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase
    Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (d) the obligations to reimburse the issuer in respect of any letters of credit.

         "Indemnified Person" has the meaning specified in subsection 9.05(a).

         "Indemnified Liabilities" has the meaning specified in subsection 9.05(a).

         "Insolvency Proceeding" means, as to any Person,
    (a) any case, action or proceeding before any court or other Governmental Authority relating to its bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of its debtors, or (b) any general assignment for the benefit of its creditors, composition, marshalling of assets for its creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

         "Interest Payment Date" means, with respect to any Offshore Rate Loan, the last day of each Interest
    Period applicable to such Loan and, with respect to Base Rate Loans, (a) the first Business Day of
    January, April, July and October for Base Rate Loans outstanding during the preceding quarter, (b) the Termination Date and (c) each date a Base Rate Loan is converted into an Offshore Rate Loan.

         "Interest Period" means, with respect to any Offshore Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to an Offshore Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

              (a)  if any Interest Period pertaining to
                   an Offshore Rate Loan would
                   otherwise end on a day which is not
                   a Business Day, that Interest Period
                   shall be extended to the next
                   succeeding Business Day unless the
                   result of such extension would be to
                   carry such Interest Period into
                   another calendar month, in which
                   event such Interest Period shall end
                   on the immediately preceding
                   Business Day;

              (b)  any Interest Period pertaining to an
                   Offshore Rate Loan that begins on
                   the last Business Day of a calendar
                   month (or on a day for which there
                   is no numerically corresponding day
                   in the calendar month at the end of
                   such Interest Period) shall end on
                   the last Business Day of the
                   calendar month at the end of such
                   Interest Period; and

              (c)  no Interest Period shall extend
                   beyond the Termination Date.

         "Lending Office" means the office of the Bank specified as its "Lending Office" opposite its name on the signature page hereto, or such other office of the Bank as it may from time to time notify the Company.

         "Lien" means any mortgage, lien, charge, security interest or other encumbrance of any kind upon any property or assets of any character, or upon the income or profits therefrom, any conditional sale or other title retention agreement, device or arrangement (including capitalized leases), or any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

         "Loan" means an extension of credit by the Bank to the Company pursuant to Article II, and may be a Base Rate Loan or an Offshore Rate Loan.

         "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal
    Reserve Board.

         "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

         "Material Subsidiary" means each of ICR, Chicago
    Intermodal Company, Waterloo Railway Company and any other Subsidiary of the Company (a) with total assets having a fair market value, as at any date of determination, in excess of $5,000,000 or (b) which is material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

         "Note" means a promissory note of the Company payable to the order of the Bank, substantially in the form of Exhibit A, evidencing the aggregate
    Indebtedness of the Company to the Bank resulting from Loans made by the Bank.

         "Notice of Borrowing" means a notice given by the Company to the Bank pursuant to Section 2.03, in substantially the form of Exhibit B.

         "Notice of Conversion/Continuation" means a notice given by the Company to the Bank pursuant to
    Section 2.04, in substantially the form of Exhibit C.

         "Obligations" means all Loans, indebtedness, payment obligations and liabilities of the Company to the Bank, whether or not evidenced by any note, guaranty or other instrument, in each case arising under this Agreement or the Note, whether arising by reason of an extension of credit, indemnification or in any other manner, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

         "Offshore Rate" means, for each Interest Period in respect of a Loan, an interest rate per annum
    (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

    Offshore Rate =                  IBOR
                    1.00 - Eurodollar Reserve Percentage

    Where,

              "Eurodollar Reserve Percentage" means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date IBOR for such Interest Period is determined (whether or not applicable to the Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement
         (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

              "IBOR" means the rate of interest per
         annum at which dollar deposits in the
         approximate amount of the Loan and having a maturity comparable to such Interest Period would be offered by the Bank's Grand Cayman
         Branch, Grand Cayman B.W.I., to banks having deposits exceeding $1,000,000,000 in the offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. (New York
         City time) two Business Days prior to the commencement of such Interest Period.

              The Offshore Rate shall be adjusted
         automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

         "Ordinary Course of Business" means, in respect of any transaction of any Person, the ordinary course of such Person's business, as previously conducted or contemplated to be conducted in the future, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any agreement, note or document.

         "Organization Documents" means, for any
    corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

         "Other Taxes" has the meaning specified in subsection 3.01(b).

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Responsible Officer" means the chief executive officer, the chief financial officer, the president, any executive vice president, the controller or the treasurer of the Company.

         "SEC" means the Securities and Exchange
    Commission, or any successor thereto.

         "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

         "Taxes" has the meaning specified in subsection
    3.01(a).

         "Termination Date" means the earlier to occur of:

              (a)  August 21, 1995; and

              (b)  the date on which the Commitment
         terminates in accordance with Section 2.05 or
         Section 8.02.

         "Total Capitalization" means, as at any date of determination, an amount equal to the sum of (a)
    Consolidated Funded Debt plus (b) Consolidated Net
    Worth, in each case determined in accordance with GAAP.

         "United States" and "U.S." each means the United
    States of America.

    1.012 Accounting Principles. All accounting terms not expressly defined herein shall be construed in accordance with GAAP as in effect from time to time.

                                ARTICLE II.
                                 THE LOANS

    1.021 Amount and Terms of Commitment. During the period from the Closing Date to the Termination Date, the Bank agrees, on the terms and conditions hereinafter set forth, to make Loans in an aggregate amount to the Company in an amount not in excess at any time of the Commitment.
This is a revolving credit facility, and the Company may borrow, repay and reborrow Loans hereunder.

    1.022  Notes.

         (a)  The Loans shall be evidenced by a Note
payable to the order of the Bank in the principal amount of the Commitment.
         (b)  The Bank shall endorse on the schedule
annexed to the Note the date, amount, type, interest rate, Interest Period (if applicable) and maturity of each Loan and the amount of each payment of principal made by the Company with respect thereto. The Bank is irrevocably authorized by the Company to make such endorsements, and its Note and records shall be conclusive, absent manifest error; provided, however, that the failure of the Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under the Note.

    1.023  Procedure for Borrowing.

         (a) Each Loan shall be made upon the Company's irrevocable written notice (or telephonic notice, promptly confirmed by a writing) delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank (i) prior to 11:00 a.m. (Chicago time) two Business Days prior to the requested borrowing date, in the case of Offshore Rate Loans and (ii) not later than 11:00 a.m. (Chicago time) on the Business Day for which the Borrower requests such Loan, in the case of Base Rate Loans, specifying:

                   (A)  the amount of the Loan, which
         shall be in a minimum principal amount of One
         Million Dollars ($1,000,000) or any multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof;

                   (B)  the requested borrowing date,
         which shall be a Business Day;

                   (C)  whether the Loan is to be an
         Offshore Rate Loan or a Base Rate Loan; and

                   (D)  with respect to Offshore Rate
         Loans, the duration of the Interest Period applicable thereto. If the Notice of Borrowing fails to specify the duration of the Interest
         Period for any Loan, such Loan shall be a Base
         Rate Loan, regardless of the type of Loan requested by the Company.

         (b) The Bank will make the Loan available to the Company at the Bank's Lending Office by Noon (Chicago time) on the borrowing date requested by the Company in immediately available funds.

         (c) During the existence of a Default or Event of Default, the Company may not elect to have a Loan be made as, converted into or continued as an Offshore Rate Loan.

         (d)  After giving effect to any Loan,
conversion or continuation, there shall not be more than five different Interest Periods in effect.

    1.024  Conversion and Continuation Elections.

         (a) Prior to the Termination Date, the Company may, upon irrevocable written notice (or telephonic notice, promptly confirmed by a writing) to the Bank in accordance with subsection 2.04(b):

                (i)     elect to convert on any Business
                        Day, any Base Rate Loan (or any part
                        thereof in an amount not less than
                        $1,000,000 or an integral multiple
                        of $500,000 in excess thereof) into
                        an Offshore Rate Loan; or

               (ii)     elect to convert any Offshore Rate
                        Loan (or any part thereof in an
                        amount not less than $1,000,000 or
                        that is in an integral multiple of
                        $500,000 in excess thereof) to a
                        Base Rate Loan, provided the Company
                        makes any payments required by
                        Section 3.04; or

              (iii)     elect to continue on any Interest
                        Payment Date any Offshore Rate Loan
                        maturing on such Interest Payment
                        Date (or any part thereof in an
                        amount not less than $1,000,000, or
                        that is in an integral multiple of
                        $500,000 in excess thereof).

         (b)  The Company shall deliver a Notice of
Conversion/Continuation to the Bank (i) not later than 11:00 a.m. (Chicago time) at least two Business Days in advance of the Conversion Date or continuation date, if any Loan is to be converted to or continued as an Offshore Rate Loan; and (ii) not later than 11:00 a.m. (Chicago time) on the Business Day on which Offshore Rate Loans are to be converted to Base Rate Loans, specifying:

              (A)  the proposed Conversion Date or
                   continuation date;

              (B)  the aggregate amount of Loans to be
                   converted or continued;

              (C)  the nature of the proposed
                   conversion or continuation; and

              (D)  the duration of the requested
                   Interest Period (if applicable).

         (c)  If, upon the expiration of any Interest
Period, the Company has failed to select a new Interest Period to be applicable to such Loans or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such Offshore Rate Loan into a Base Rate Loan effective as of the expiration date of such current Interest Period.

    1.025  Voluntary Termination or Reduction of
Commitment. The Company may, at any time or from time to time, upon not less than three Business Days' prior written or telephonic (promptly confirmed with a writing) notice to the Bank, terminate or permanently reduce the Commitment by an amount not less than $1,000,000; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the sum of the then outstanding principal amount of the Loans would exceed the Commitment then in effect and, provided, further, that once reduced in accordance with this Section 2.05, the Commitment may not be increased. All accrued commitment and other fees to, but not including the effective date of any reduction or termination of the Commitment, shall be paid on the effective date of such reduction or termination.

    1.026 Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time, upon at least one Business Day's irrevocable notice to the Bank with respect to Base Rate Loans and at least three Business Days' irrevocable notice to the Bank with respect to Offshore Rate Loans, specifying the date and amount of prepayment, prepay Loans in whole or in part, in an aggregate amount of $1,000,000 or any multiple of $500,000 in excess thereof. Each such notice shall be delivered no later than Noon (Chicago time). Such notice may be given by telephone, promptly confirmed by a writing. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

    1.027 Mandatory Prepayments of Loans. If at any time the aggregate outstanding principal amount of Loans exceeds the Commitment, the Company shall immediately pay to the Bank an amount equal to such excess amount plus accrued but unpaid interest thereon to the date of payment. Any payments of principal shall be applied to such Loans as the Company may direct or, if the Company fails to provide any such direction, such payments shall be applied to any outstanding Base Rate Loans and, only after all Base Rate
Loans have been paid in full, to the Offshore Rate Loans.

    1.028 Repayment. The Company shall repay to the Bank in full on the Termination Date the aggregate principal amount of the Loans outstanding on the Termination Date.

    1.029  Interest.

         (a) Subject to subsection 2.09(c), each Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to (i) in the case of an Offshore Rate Loan, the Offshore Rate for the Interest Period in effect for such Loan plus the Applicable Margin or (ii) in the case of a Base Rate Loan, the Base Rate.

         (b)  Interest on each Loan shall be paid in
arrears on each Interest Payment Date, and if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period.
Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.06 and 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.

         (c)  After acceleration of the Loans, the
Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid at a rate per annum equal to the Base Rate plus 2%.


2.10  Fees.

         (a)  Fees Payable to the Bank.  The Company
shall pay to the Bank a fee of .10% of the Commitment in effect as of the Closing Date, 50% of which is payable on the Closing Date and 50% of which is payable on December 30, 1994.

         (b) Commitment Fees. The Company shall pay to the Bank a commitment fee of .20% per annum on the average daily unused portion of the Commitment, computed as of the end of each calendar quarter in arrears based upon the daily utilization for that quarter. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the fifteenth day after the end of each calendar quarter through the Termination Date, with the first payment due on October 15, 1994 and the final payment to be made on the Termination Date; provided that, (i) in connection with any reduction of the Commitment pursuant to Section 2.05, the accrued commitment fee calculated for the period ending on such date shall be paid on the date of such reduction, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction date to the end of the quarter in which such reduction occurs and (ii) in connection with any termination of the Commitment pursuant to Section 2.05 or Article VIII, the accrued commitment fee shall be paid on the date on which the termination takes place. The commitment fee provided in this subsection shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article IV are not met.

    2.11  Computation of Fees and Interest.

         (a) All computations of fees hereunder and all computations of interest on Base Rate Loans shall be made on the basis of a 365 or 366 day year, as applicable, and actual days elapsed. All computations of interest on Offshore Rate Loans shall be made on the basis of a 360-day year and actual days elapsed.

         (b) The Bank will, with reasonable promptness, notify the Company of each determination of an Offshore
Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Bank. Any change in the interest rate on a Loan resulting from a change in the Eurodollar
Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Eurodollar Reserve Percentage becomes effective. The Bank will with reasonable promptness notify the Company of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Bank.

         (c) Each determination of an interest rate by the Bank pursuant hereto shall be conclusive and binding on the Company in the absence of manifest error.

    2.12  Payments by the Company.

         (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim and shall, except as otherwise expressly provided herein, be made to the Bank for the account of the Bank at the Bank's Lending Office, in dollars and in immediately available funds, no later than Noon (Chicago time) on the dates specified herein. Any payment which is received by the Bank later than Noon (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b)  Whenever any payment hereunder shall be
stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.



ARTICLE III.
                  TAXES, YIELD PROTECTION AND ILLEGALITY

    1.031  Taxes.

         (a) Any and all payments by the Company to the Bank under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding such taxes (including income taxes or franchise taxes) imposed on or measured by the Bank's net income, capitalization or franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"), unless the Company is compelled by law to make such deduction or withholding.

         (b)  In addition, the Company shall pay any
present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as "Other Taxes").

         (c) The Company shall indemnify the Bank and hold it harmless for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by the Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, such that the Bank receives from the Company an amount equal to the sum the Bank would have received had the Bank not paid such Taxes. Payment under this indemnification shall be made within 30 days from the date the Bank makes written demand therefor, except that the Company is not required to make such payment within 30 days if (i) no Default or Event of Default has occurred and is continuing and (ii) the Company is diligently contesting such Taxes or Other Taxes and has agreed in writing to the satisfaction of the Bank to pay all such penalties, fines and interest incurred by the Bank as a result of the Company's actions and the resulting delay in payment. Notwithstanding the foregoing, if at any time a Default or Event of Default occurs and is continuing, the Bank may request the Company, and the Company shall, make payment under this indemnification within 10 days from the date the Bank makes written demand therefor. In any event, the obligations owed by the Company under this subsection
(c) shall be paid not later than the Termination Date, unless otherwise agreed by the Bank and the Company. Any such demand for indemnification under this subsection (c) shall set forth in reasonable detail (including calculations) the full amount of Taxes or Other Taxes paid by the Bank and any related interest, penalties, additions to tax and similar amounts, including expenses, relating thereto.

         (d)  If the Company is required by law to
deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank, then:

              (i)  the sum payable shall be increased
                   as necessary so that after making
                   all required deductions (including
                   deductions applicable to additional
                   sums payable under this Section
                   3.01) the Bank receives an amount
                   equal to the sum it would have
                   received had no such deductions been
                   made;

             (ii)  the Company shall make such
                   deductions, and

            (iii)  the Company shall pay the full
                   amount deducted to the relevant
                   taxation authority or other
                   authority in accordance with
                   applicable law.

         (e) Within 30 days after receiving a receipt for the payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Bank the original or a certified copy of such receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Bank.

         (f) The Bank agrees (consistent with legal and regulatory restrictions) to take appropriate action (including, without limitation, changing the jurisdiction of its Lending Office) so as to eliminate or reduce any additional tax payments required to be made by the Company hereunder, provided, however, that the Bank shall not be required to take any action (or to change the jurisdiction of its Lending Office) if in the judgment of the Bank and its tax counsel, such change is otherwise disadvantageous to the tax planning of the Bank.

         (g) To the extent that the Bank or any other Person which is indemnified or paid any amount under this
Section 3.01 thereafter receives any payment (including any deduction, offset, credit or other similar reduction in Taxes) as a refund for any Taxes or Other Taxes from the taxing authority imposing such Tax or Other Tax and in respect of which the Bank or such other Person was indemnified or paid any amount by the Company hereunder, and such payment is identified by the Bank or such other Person in the normal course of its administrative procedures as relating to the amounts indemnified or paid by the Company under this Section 3.01, the Bank or such other Person, as the case may be, shall return to the Company such payment, provided that the Bank shall not be required to institute any special procedures to determine whether or not any refund received by the Bank was related to payments made pursuant to this Agreement and the Note.

    1.032  Illegality.

         (a)  If the Bank determines that the
introduction of any law or regulation, or any change in any law or regulation or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company, the obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank shall have notified the Company that the circumstances giving rise to such determination no longer exists.

         (b) If the Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Bank shall notify the Company thereof and the Company shall prepay in full all Offshore Rate Loans then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loans and has notified the Company thereof, together with any amounts required to be paid in connection therewith pursuant to Section 3.04.

         (c) If the Company is required to prepay any Offshore Rate Loan immediately as provided in subsection 3.02(b), such Offshore Rate Loan which is required to be prepaid shall be converted, without further action, to a Base Rate Loan, unless the Company irrevocably notifies the Bank that the Company intends to prepay such Loan. Any such conversion shall be subject to the provisions of Section 3.04.

    1.033  Increased Costs and Reduction of Return.

         (a)  If the Bank determines that, due to either
(i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation after the Closing Date or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), which guideline was not in effect and applicable to the Bank or which request was not made prior to the Closing Date, there is any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank, upon receipt of a certificate from the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs. Such certificate shall set forth the amount owed to the Bank by the Company under this subsection
(a) in reasonable detail (including calculations), shall explain the reason the payment is required and shall be conclusive absent manifest error.

         (b)  If the Bank shall have determined that
(i) the introduction of any Capital Adequacy Regulation after the Closing Date, (ii) any change in any Capital Adequacy Regulation after the Closing Date, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the Closing Date, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation which was not in effect and applicable prior to the Closing Date; reduces or would reduce the rate of return on the Bank's capital as a consequence of the Commitment or the Loans to a level below that which the Bank could have achieved but for such introduction, change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) then, upon demand of the Bank, the Company shall pay to the Bank, from time to time as specified by the Bank, upon receipt of a certificate from the Bank, additional amounts sufficient to compensate the Bank for such reduction if such additional costs to the Bank are not already reflected in the interest rates charged by the Bank to the Company. Such certificate shall set forth the amount owed to the Bank by the Company under this subsection (b), shall explain in reasonable detail (with calculations) the reason the payment is required and shall be conclusive absent manifest error.

         (c) If the Company disagrees with the Bank on the additional amount to be paid to the Bank, the Company shall promptly advise the Bank of same, and the Company and the Bank shall thereafter attempt to resolve such difference in good faith. If the Company and the Bank are unable to resolve such difference within 30 days after the day on which the Company receives the demand for payment of additional amounts from the Bank, then the Company shall pay to the Bank the additional compensation demanded, provided that the Company shall not be liable to the Bank for any costs incurred more than ninety days prior to receipt by the Company of the demand for such additional amounts.

    1.034  Funding Losses.  The Company agrees to
reimburse the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

         (a)  the failure of the Company to make any
payment or required prepayment of principal of any Offshore
Rate Loan (including payments made after any acceleration thereof);

         (b)  the failure of the Company to borrow or
continue an Offshore Rate Loan or convert a Base Rate Loan to an Offshore Rate Loan after the Company has given a Notice of Borrowing or a Notice of Conversion/Continuation;

         (c)  the failure of the Company to make any
prepayment after the Company has given a notice in accordance with Section 2.06;

         (d)  the payment (including a prepayment
pursuant to Section 2.07) of an Offshore Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

         (e) the conversion of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Company to the Bank under this Section 3.04, each Offshore Rate Loan (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

    1.035 Inability to Determine Rate. If the Bank determines that for any reason beyond its control that (a) adequate and reasonable means do not exist for ascertaining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or (b) the Offshore Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will forthwith give notice of such determination to the Company. Thereafter, the obligation of the Bank, in the case of a determination under clause (a), to make or continue any Offshore Loan or convert any Base Rate Loan to an Offshore Loan, or, in the case of any determination under clause (b), to make, continue or maintain any Offshore Rate Loan or convert any Base Rate Loan to an Offshore Loan, shall be suspended until such condition no longer exists. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation. If the Company does not revoke such notice, the Bank shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.


    1.036 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.


                                ARTICLE IV.
                           CONDITIONS PRECEDENT

    1.041 Conditions of Initial Loan. The obligation of the Bank to make its initial Loan hereunder is subject to the condition that the Bank shall have received on or before the Closing Date the items set forth in subsections (a) through (f) in form and substance satisfactory to the Bank:

         (a) Loan Agreement. This Agreement, executed by the Company and the Bank;

         (b)  Note.  The Note, executed by the Company;

         (c)  Resolutions; Incumbency.

              (i)  A resolution of the board of
                   directors of the Company or any duly
                   authorized committee thereof
                   approving and authorizing the
                   execution, delivery and performance
                   by the Company of this Agreement and
                   the Note and authorizing the Loans,
                   certified as of the Closing Date by
                   the Secretary or an Assistant
                   Secretary of the Company; and

            (ii)   A certificate of the Secretary or
                   Assistant Secretary of the Company
                   certifying the names and true
                   signatures of the officers of the
                   Company authorized to execute,
                   deliver and perform, as applicable,
                   this Agreement and the Note;

         (d)  Articles of Incorporation; By-laws and
Good Standing.  Each of the following documents:

              (i)  The articles or certificate of
                   incorporation and bylaws of the
                   Company as in effect on the Closing
                   Date, certified by the Secretary or
                   Assistant Secretary of the Company
                   as of the Closing Date; and

             (ii)  A good standing certificate for the
                   Company from the Secretary of State
                   of Delaware as of a date not earlier
                   than fifteen days prior to the
                   Closing Date;

         (e)  Opinion of Counsel to the Company.  An
opinion of Schiff Hardin & Waite, counsel to the Company, addressed to the Bank, substantially in the form of Exhibit D; and

         (f) Payment of Fees and Expenses. The Company shall have paid all fees due on the Closing Date, together with the Bank's Attorney Costs incurred up to and including the Closing Date.

    1.042  Conditions to All Loans.  The obligation of the
Bank to make any Loan hereunder is subject to the satisfaction of the following conditions precedent on the date of such Loan:

         (a)  Notice of Borrowing, Conversion or
Continuation. With respect to each Loan, except as specifically provided in this Agreement, the Bank shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

         (b)  Continuation of Representations and
Warranties. The representations and warranties made by the Company contained in Article V shall be true and correct on and as of the date each Loan is made under Section 2.03 with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c) No Existing Default. No Default or Event of Default shall exist or shall result from the making of any Loan pursuant to Section 2.03, nor shall there be any Default or Event of Default existing on the date any Offshore Rate Loan is continued or any Base Rate Loan is converted to an Offshore Rate Loan.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each Loan that the conditions in Section 4.02 are satisfied. Each Notice of Conversion/ Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date that any Offshore Rate Loan is continued or any Base Rate Loan is converted to an Offshore Rate Loan, that no Default or Event of Default exists or would result from such continuation or conversion.


                                ARTICLE V.
                      REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Bank that:

    1.051  Corporate Existence and Power.  Each of the
Company and its Subsidiaries:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) has adequate corporate power and authority to own its assets and carry on its business;

         (c)  is duly qualified as a foreign
corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in jurisdictions in which the failure to qualify will not (i) have a Material Adverse Effect or
(ii) have a material adverse effect on the Company's ability to perform its obligations hereunder and under the Note; and

         (d) has complied with all laws and regulations applicable to it except to the extent that failure to so comply will not have a Material Adverse Effect.

    1.052  Corporate Authorization; No Contravention.  The
Company has adequate corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Note. The execution, delivery and performance by the Company of this Agreement and the Note have been duly authorized by all necessary corporate action by the Company, and do not and will not:

         (a)  contravene the terms of any of the
Company's Organization Documents;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

         (c) violate any law or regulation applicable to the Company.

    1.053 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required on the part of the Company in connection with the execution, delivery or performance by the Company of the Agreement or the Note.

    1.054 Binding Effect. This Agreement and the Note, when executed and delivered, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights, and except to the extent that enforceability is subject to general principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law).

    1.055 Litigation. As of the Closing Date and except as set forth in the Company's filings with the SEC for the year ended December 31, 1993, and for the fiscal quarters ending March 31 and June 30, 1994 (copies of which have been delivered to the Bank), there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective Properties which:

         (a)  purport to affect or pertain to the
enforceability or validity of this Agreement or the Note, or any Loan made or to be made hereunder; or

         (b)  in which there is a significant
possibility of an adverse decision which would have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or the Note, or directing that the Loans to be made herein not be made as herein provided.

    1.056 No Default. No Default or Event of Default exists on the date of delivery of this Agreement. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

    1.057 Liens. As of the Closing Date, the property of the Company and its Subsidiaries is not subject to any Liens, other than as permitted by Section 7.01.

    1.058 Taxes. The Company and its Subsidiaries have filed all material Federal and state tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, due and payable as shown or determined to be due on such tax returns or reports, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Company, there is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

    1.059  Financial Condition.

         (a)  The audited consolidated financial
statements of the Company and its Subsidiaries dated
December 31, 1993, and the unaudited consolidated financial statements of the Company and its Subsidiaries dated
June 30, 1994:

              (i)  were prepared in accordance with
                   GAAP consistently applied throughout
                   the period covered thereby, except
                   as otherwise expressly noted
                   therein; and

             (ii)  fairly present the financial
                   condition of the Company and its
                   Subsidiaries as of the date thereof
                   and results of operations for the
                   period covered thereby, subject to
                   year-end adjustments and the absence
                   of footnotes.

         (b)  Since June 30, 1994, there has been no
Material Adverse Effect.

         (c) Attached hereto as Schedule 5.09 is a list of (i) all Contingent Obligations of the Company and its consolidated Subsidiaries as of the Closing Date and (ii) all general partnership interests owned by the Company and its consolidated Subsidiaries as of the Closing Date;
provided, however, that (i) the Company shall not be required to list any Contingent Obligations that have been included in the calculation of Indebtedness for purposes of
Section 7.05 hereof (or excluded from such calculation by reason of principles of consolidation or by reason of duplication) and (ii) the Company shall not be deemed to be in breach of this subsection (c) if it fails to report
Contingent Obligations or general partnership interests so long as the aggregate amount of (x) all such Contingent
Obligations so omitted and (y) the fair market value of all such general partnership interests so omitted does not exceed $5,000,000.


5.10 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary of the Company, is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding
Company Act of 1935; nor is any of such Persons a "registered investment company" or an "affiliated company" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment
Company Act of 1940, as amended.

    5.11  Subsidiaries.  As of the Closing Date, the
Company has no Subsidiaries other than those specifically disclosed in Part A of Schedule 5.11 hereto and has no material equity investments in any other corporation or entity other than those specifically disclosed in Part B of
Schedule 5.11.

    5.12  Insurance.  As of the Closing Date, the
properties of the Company and its Subsidiaries (other than properties on lease to Persons other than the Company or its Subsidiaries if the leases do not obligate the lessor to insure such properties) are insured with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and covers such risks and are in such amounts and with such deductibles and exclusions as are consistent with the prudent business practice of similarly structured and similarly Companies of similar size in the Company's industry.

    5.13 Regulation U. The Company will not violate Regulation X of the Federal Reserve Board in connection with the use of the proceeds of the Loans, nor will the use of the proceeds of the Loans by the Company for their intended purpose cause the Bank to violate Regulation U of the Federal Reserve Board. Although the Loans may be used for, among other things, the purpose of purchasing or carrying common stock of the Company or Margin Stock and for the payment of commissions and fees related thereto, the aggregate amount of Margin Stock that would be owned by the Company after giving effect to the use of the proceeds of the Loans would not constitute 25% of the value of the Company's assets.

ARTICLE VI.
                           AFFIRMATIVE COVENANTS

    The Company covenants and agrees that, so long as the Bank has any Commitment hereunder, or any Loan or the interest thereon or any amount of fees due hereunder remains unpaid:

    1.061  Notices.  The Company shall promptly notify the
Bank:

         (a) upon obtaining knowledge of the occurrence of any Default or Event of Default, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto;

         (b)  of (i) any breach or non-performance by
the Company or any of its Subsidiaries of, or any default by the Company or any of its Subsidiaries under, any Contractual Obligation of the Company or any of its Subsidiaries which could reasonably be anticipated to result in a Material Adverse Effect; and (ii) any pending litigation or proceeding or, to the knowledge of the Company, any investigation or dispute which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority in which there is a reasonable likelihood of an adverse decision which would have a Material Adverse Effect;

         (c) of the issuance of any restraining order or injunction or the commencement of any action, suit, proceeding or, to the knowledge of the Company, any claim or investigation of any kind against the Company or any of its Subsidiaries in which there is a reasonable likelihood of an adverse decision which would either by itself, or taken together with other such matters, have a Material Adverse Effect, or which questions the validity or enforceability of this Agreement or the Note; and

         (d)  upon receipt of any notice of material
non-compliance or knowledge of material non-compliance with Environmental Laws by the Company or any of its Subsidiaries (other than Environmental Laws relating to compliance with permits, registration requirements or agreements with Governmental Authorities, which are not material to the business of the Company and its Subsidiaries, taken as a whole), or upon receipt of any notice of an Environmental Claim for which there is a reasonable likelihood of an adverse decision which would have a Material Adverse Effect, promptly send copies of such notice or communicate its knowledge of such non-compliance or such Environmental Claim to the Bank.

         Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time.

    1.062  Preservation of Corporate Existence, Etc.  The
Company shall, and shall cause each of its Material
Subsidiaries to:

         (a)  preserve and maintain in full force and
effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

         (b) maintain its qualification to do business in each state in which the failure to qualify would have a Material Adverse Effect; and

         (c)  preserve and maintain in full force and
effect all material rights, privileges, qualifications, permits, licenses and franchises necessary to the normal conduct of its business.

The provisions of this Section 6.02 notwithstanding, any Subsidiary of the Company may merge or consolidate with any other Subsidiary of the Company.

    1.063 Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or deemed by it useful in its business in good working order and condition for its intended use, ordinary wear and tear excepted, make all necessary repairs thereto and renewals and replacements thereof, except where the failure to so maintain, preserve, repair, renew or replace such property would not have a Material Adverse Effect. The Company shall cause ICR and each of ICR's Subsidiaries to, maintain the operation of its rail lines in a manner sufficient to conduct railroad operations at a level of performance which is in all material respects the equivalent of or superior to the operation of such lines prior to the Closing Date and in a manner consistent with good railroad operating procedures.


    1.064 Environmental Compliance. The Company shall, and shall cause each of its Subsidiaries to, comply with all Environmental Laws, including, without limitation, those concerning the establishment and maintenance of underground tanks and other underground storage receptacles for the transportation of Hazardous Materials, except where non-compliance with such Environmental Laws would not have a Material Adverse Effect.

    1.065 Payment of Taxes. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective tax liabilities, assessments and governmental charges or levies upon any such Person or its properties or assets, unless (a) such tax, assessment charge or levy is not then due or can be paid thereafter without penalty or (b) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

    1.066 Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to:

         (a)  comply with all provisions of its
    Organization Documents and all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is or becomes subject and non-compliance with which would have a Material
    Adverse Effect or would have a material adverse effect on the ability of the Company to fulfill its obligations under this Agreement and the Note; and

         (b)  promptly obtain, maintain, apply for
    renewal, and not allow to lapse, any authorization, consent, approval, license or order for, and accomplish any filing or registration with, any Governmental Authority or any other Person which is or becomes necessary in order that the Company perform in all material respects all of its obligations under this Agreement and the Note and in order that the same are valid and binding and effective in accordance with their terms.

    1.067  Inspection of Property and Books and Records.
The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Bank at the expense of the Bank (except as provided below) to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when a Default exists, (i) the Bank may do any of the foregoing at any time during normal business hours and without advance notice and
(ii) such inspection, examination and meetings shall be at the Company's expense. Notwithstanding the foregoing, the Bank shall not communicate with the Company's independent public accountants unless the Bank has given the Company reasonable prior notice of its intention to so communicate and permits the Company, at its option, to attend or participate in such communications.

    1.068 Subsidiary Compliance. During any time that a trustee holds the stock of ICR owned by the Company pursuant to a voting trust pending the Interstate Commerce
Commission's approval of the acquisition of control of an additional railroad by the Company, the Company shall, to the extent such action is permitted by the voting trust and applicable law, regulation, order or decree (including any directives of the ICC) and would not violate 49 USC SECT. 11343 (or any similar or successor statute) or any ICC policy against unauthorized control of a regulated carrier, use its best efforts to cause ICR and its Subsidiaries to comply with the terms of this Agreement.

    1.069 Equal and Ratable Collateral. If the Company makes, creates, incurs, assumes or suffers to exist a Lien on any stock of ICR owned by the Company, or when acquired by the Company, any stock of the Kansas City Southern
Railway Company to secure any Indebtedness or Contingent
Obligation, the Company shall, simultaneously with the attaching of such Lien, grant an equal and ratable Lien on the same property to the Bank.


                               ARTICLE VII.
                            NEGATIVE COVENANTS

    The Company hereby covenants and agrees that, so long as the Bank has any Commitment hereunder or any Loan or the interest thereon or any amount of fees due hereunder remains unpaid:

    1.071 Limitation on Liens. The Company shall not make, create, incur, assume or suffer to exist any Lien on or with respect to the stock owned by the Company of ICR and, when acquired, the stock of the Kansas City Southern Railway Company, except in each case as may arise (x) under subsections (a) and (b)(iv) of this Section 7.01 and (y) under subsection (c) of this Section 7.01, so long as the Liens attaching to such stock relate solely to attachments, judgments and awards which do not exceed an aggregate amount of $100,000,000; and the Company shall not, and shall not permit any of its Subsidiaries to, make, create, incur, assume or suffer to exist any Lien on any other property or asset of any of such Persons, other than:

              (a)  Liens for taxes or assessments or
                   governmental charges or levies if
                   payment shall not at the time be
                   past due or can be paid thereafter
                   without penalty which are being
                   contested in good faith by
                   appropriate proceedings; and Liens
                   in respect of unpaid taxes that are
                   past due, and penalties and interest
                   with respect thereto, so long as the
                   aggregate amount of such past due
                   taxes and penalties and interest
                   related thereto does not exceed
                   $2,000,000;

              (b)  Liens in respect of property or
                   assets of the Company or any of its
                   Subsidiaries (i) under workers'
                   compensation, unemployment or other
                   insurance, old age pensions or other
                   Social Security benefits or other
                   similar laws or similar legislation;
                   (ii) in connection with surety,
                   appeal and similar bonds incidental
                   to the conduct of litigation;
                   (iii) in connection with bid,
                   performance or similar bonds which
                   do not exceed in the aggregate
                   $10,000,000; mechanics', laborers',
                   materialmen's and similar liens not
                   then delinquent or which are being
                   contested in good faith by
                   appropriate proceedings; and (iv)
                   Liens incidental to the conduct of
                   the business of the Company or any
                   of its Subsidiaries which were not
                   incurred in connection with the
                   borrowing of money or the obtaining
                   of advances or credit, all of which
                   Liens permitted by this paragraph
                   (b) do not in the aggregate
                   materially detract from the value of
                   the property of the Company or any
                   of its Subsidiaries or materially
                   impair the use thereof in the
                   operation of the business of the
                   Company and its Subsidiaries;

              (c)  Liens in respect of attachments,
                   judgments or awards which have been
                   in force for less than the
                   applicable period for taking an
                   appeal so long as execution is not
                   levied thereunder, or in respect of
                   which the applicable Person shall at
                   the time in good faith be
                   prosecuting an appeal or proceedings
                   for review and in respect of which a
                   stay of execution shall have been
                   obtained pending such appeal or
                   review;

              (d)  encumbrances and liens consisting of
                   easements, rights of way, general
                   real estate taxes not yet due and
                   payable, municipal and zoning
                   restrictions, restrictions on the
                   use of real property and defects and
                   irregularities in the title thereto,
                   landlord's or lessor's liens under
                   leases to which the Company or any
                   of its Subsidiaries is a party, and
                   other minor liens or encumbrances
                   none of which interferes materially
                   with the use of the property so
                   encumbered in the ordinary conduct
                   of the business of the Company and
                   its Subsidiaries and which do not
                   individually or in the aggregate
                   have a Material Adverse Effect;

              (e)  (i) Liens securing purchase money
                   Indebtedness (but not in excess of
                   the purchase price) for real or
                   personal property purchased by the
                   Company or any Subsidiary of the
                   Company for use in the Ordinary
                   Course of Business of such Person,
                   provided that such Liens are limited
                   solely to the property so purchased,
                   (ii) Liens in respect of Capitalized
                   Lease Obligations, the Indebtedness
                   with respect to which is permitted
                   hereby, provided that such Liens are
                   limited solely to the property
                   subject to such Capitalized Lease
                   Obligations and (iii) Liens relating
                   to operating leases of the Company
                   and its Subsidiaries;

              (f)  Liens on certain property of the
                   Company or any of its Subsidiaries,
                   which are existing on the Closing
                   Date, as listed and described on
                   Schedule 7.01 attached hereto, and
                   Liens existing on the Closing Date
                   which relate to obligations or
                   liabilities not so listed or
                   described provided they do not
                   individually or in the aggregate
                   exceed $5,000,000, and Liens on the
                   same property securing renewals,
                   extensions and refinancings of the
                   related existing Indebtedness,
                   provided that such renewals,
                   extensions or refinancings of such
                   Indebtedness shall not increase the
                   amount of collateral securing such
                   Indebtedness; and

              (g)  Liens on accounts receivable of the
                   Company or any of its Subsidiaries
                   that are the subject of, and that
                   secure, an accounts receivable
                   financing facility which is
                   otherwise permitted hereunder;

              (h)  any Lien, loss of title or other
                   effects on the Company's or any of
                   its Subsidiary's title to railcars,
                   locomotives or other rolling stock
                   on lease to lessees resulting from
                   any loss or total destruction of any
                   such railcars, locomotives or other
                   rolling stock, or damage to any
                   extent which makes the repair of
                   such railcars, locomotives, or other
                   rolling stock uneconomical or
                   renders such railcars, locomotives
                   or other rolling stock unfit for
                   normal use or from any casualty
                   occurrence, event of loss or similar
                   occurrence under any such lease;

              (i)  Liens on railcars, locomotives or
                   other rolling stock of the Company
                   or any of its Subsidiaries
                   consisting of, or arising under,
                   leases, subleases or similar
                   arrangements granting usage rights
                   as to such railcars, locomotives or
                   other rolling stock to third party
                   lessees or other such users granted
                   by the Company or any of its
                   Subsidiaries (or their lessees) in
                   the ordinary course of business;

              (j)  Liens or other defects of title on
                   rolling stock, leases and related
                   assets acquired by IC Leasing
                   Corporation III, a Nevada
                   corporation ("IC Leasing III"), from
                   Allied Railcar Company, an Illinois
                   corporation ("Allied"), arising or
                   incurred prior to the acquisition
                   thereof by IC Leasing III;

              (k)  Liens on railcars of IC Leasing III
                   arising by, through or under any
                   leases, subleases, or similar
                   arrangements with respect to usage
                   of railcars, locomotives or other
                   rolling stock and which Liens are
                   required to be released, paid or
                   discharged by any lessee of railcars
                   of IC Leasing III under the terms of
                   any lease; or

              (l)  Liens in favor of The First National
                   Bank of Boston securing obligations
                   of IC Leasing III or its
                   Subsidiaries under interest rate
                   protection arrangements provided by
                   such bank to IC Leasing III;

              (m)  Liens on property and assets of IC
                   Leasing Corporation I, a Nevada
                   corporation ("IC Leasing I"),
                   granted in connection with any
                   credit facilities provided to such
                   corporation or any renewals,
                   extensions or refinancings thereof;

              (n)  Liens resulting from the trust
                   agreement between IC Leasing
                   Corporation II, a Nevada corporation
                   ("IC Leasing II") and Wilmington
                   Trust Company or the IC Leasing
                   Trust II, a Delaware trust ("the
                   Trust"), created thereunder;

              (o)  Liens on property and assets of IC
                   Leasing II  or held by the Trust
                   granted in connection with any
                   credit facilities provided to such
                   corporation or such trust or any
                   renewals, extensions or refinancings
                   thereof;

              (p)  Liens on property and assets of IC
                   Leasing III granted in connection
                   with any credit facilities provided
                   to such corporation or any renewals
                   or extensions or refinancings
                   thereof;

              (q)  Liens on stock held by IC Financial
                   Services Corporation, a Delaware
                   corporation, and the other property
                   or assets of such corporation
                   granted in connection with any
                   credit facilities provided to IC
                   Leasing I, IC Leasing II, or IC
                   Leasing III or any renewals,
                   extensions or refinancings thereof;

              (r)  Liens on property granted prior to
                   the merger of Kansas City Southern
                   Industries Inc. with and into the
                   Company by any Persons which become
                   Subsidiaries of the Company as a
                   result of such merger;

              (s)  Liens on property and assets of IC
                   Leasing III granted to Interail,
                   Inc. under that certain Railcar
                   Management Agreement dated as of
                   December 3, 1993 between Interail,
                   Inc. and IC Leasing III, as the same
                   may be amended, modified or
                   supplemented from time to time; and

              (t)  Liens granted by a Subsidiary of the
                   Company in favor of the Company or
                   another Subsidiary of the Company to
                   secure intercompany Indebtedness or
                   other intercompany obligations;

provided, however, that the aggregate amount of Indebtedness and other obligations of the Company and its Subsidiaries on a consolidated basis secured by Liens permitted hereunder (other than Liens described in subsections (a), (b), (d),
(s) and (t) of this Section 7.01) shall not at any time exceed 20% of the total assets of the Company and its Subsidiaries, determined on a consolidated basis. Nothing in this Section 7.01 shall prevent the Company from placing the stock of ICR in a voting trust.

    1.072 Mergers, Consolidations and Dispositions of Assets. The Company shall not (a) sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of related transactions) any property or assets (including accounts and notes receivable, with or without recourse) (collectively, "transfer") to any Person except in the Ordinary Course of Business and except for transfers which the Company determines in good faith are desirable, in the best interests of the Company and would not result in a Material Adverse Effect or (b) consolidate with or merge with or into any other Person other than Kansas City Southern Industries, Inc., provided that the Company is the surviving company.

    1.073 Restrictions on Dividends. The Company shall not permit any of its Subsidiaries, directly or indirectly, to, make any Distribution other than to the Person owning the shares of stock of such Subsidiary. The Company shall not permit its Subsidiaries to enter into agreements containing restrictions on the payments of dividends by ICR and the Subsidiaries of ICR to Persons owning the shares of such Subsidiaries, if such restrictions are more stringent than those contained in Section 9.4 of the ICR Credit
Agreement or Section 8.11 of that certain Note Purchase
Agreement, dated July 23, 1991 and amended as of April 1,
1993, among the ICR and the purchasers named therein, both as in effect on the date hereof.

    1.074 Debt to Capitalization Ratio. The Company will not permit the ratio, calculated on a consolidated basis for the Company and its Subsidiaries, of Consolidated Funded Debt to Total Capitalization to exceed 0.60:1.00 at any time.


                               ARTICLE VIII.
                             EVENTS OF DEFAULT

    1.081 Event of Default. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. The Company fails to pay (i) when and as required to be paid herein the amount of principal of any Loan or (ii) within three Business Days after the due date therefor any interest, fee or other amount payable hereunder or under the Note; or

         (b)  Representation or Warranty.  Any
representation or warranty by the Company made or deemed made herein or which is contained in any certificate, document or financial or other statement by the Company, furnished at any time under this Agreement, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Article VI (except Sections 6.03, 6.04, 6.06 and 6.07) or in Article VII; provided, however, that during any time that a trustee holds the stock of ICR owned by the Company pursuant to a voting trust pending the Interstate Commerce Commission's approval of the acquisition of control of an additional railroad by the Company, it shall not be a Default or Event of Default under this subsection (c) if the Company fails to cause ICR or its Subsidiaries to comply with the terms of Section 6.05 or if the Company fails to comply with Section 6.01 solely because information relating to ICR or its Subsidiaries with respect to the matters requiring notification under Section 6.01 has not been furnished to the Company unless the Company has otherwise obtained knowledge of such matters; or

         (d)  Other Defaults.  The Company fails to
perform or observe any term or covenant contained in this Agreement other than those specified in subsections (a), (b) and (c) hereof and such default continues unremedied for a period of 30 days. Such 30-day period shall commence after the Bank gives written notice of such default to the Company if the Company has complied with Section 6.01(a); and if the Company has failed to give such notice pursuant to Section 6.01(a), such 30-day period shall commence on the date the Company has knowledge of such default. Notwithstanding the foregoing, during any time that a trustee holds the stock of the Illinois Central Railroad Company owned by the Company pursuant to a voting trust pending the Interstate Commerce Commission's approval of the acquisition of an additional railroad by the Company, it shall not be a Default or Event of Default under this subsection (d) if the Company fails to cause ICR or its Subsidiaries to comply with the terms of this Agreement; or

         (e)  ICR Credit Agreement.  An "Event of
Default" occurs under the ICR Credit Agreement, or the ICR
Credit Agreement is terminated or otherwise ceases to be in full force and effect; or

         (f)  Insolvency; Voluntary Proceedings.  The
Company or any Material Subsidiary of the Company
(i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (g)  Involuntary Proceedings.  (i) Any
involuntary Insolvency Proceeding is commenced or filed against the Company, or any Material Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any of its Material Subsidiaries' properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any of its Material Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its Material Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

    1.082 Remedies. If any Event of Default occurs and is continuing, the Bank may upon notice to the Company terminate the Commitment, and the Bank may declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under the Note to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, and exercise all rights and remedies available to it under the Note or applicable law; provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Loans shall automatically terminate without notice to the Company and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank and without notice to the Company.

    1.083 Rights Not Exclusive. The rights provided for in this Agreement and the Note are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.



ARTICLE IX.
                               MISCELLANEOUS

    1.091 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or the Note, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

    1.092  Notices.

         (a) Except as provided in subsection (c), all notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other party, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Bank.

         (b)  All such notices, requests and
communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery, except that notices pursuant to Article II shall not be effective until actually received by the Bank.

         (c) The Company acknowledges and agrees that any agreement of the Bank in Article II herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

    1.093 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    1.094 Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

         (a)  pay or reimburse the Bank within twenty
Business Days after demand (subject to subsection 4.01(f)) for all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, the Note and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs (except that the Bank's allocated costs of staff counsel shall be paid by the Company whether or not out-of-pocket) incurred by the Bank with respect thereto; and

         (b)  pay or reimburse the Bank within twenty
Business Days after demand (subject to subsection 4.01(f)) for all costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement or the Note, including Attorney Costs incurred by the Bank.

    1.095 Indemnity. Whether or not the transactions contemplated hereby shall be consummated:

         (a) General Indemnity. The Company shall pay, defend, indemnify, and hold the Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, the court costs associated therewith, and from and against all reasonable costs, charges, expenses or disbursements (including cleanup costs and engineering consulting costs in respect of Environmental Claims and Attorney Costs) of any kind or nature whatsoever, with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the Note, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding, Environmental Claim proceedings or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person, and, provided, further, however, that no Indemnified Person shall settle or compromise any claim, investigation, litigation or proceeding without the prior written consent of the Company if the Company is required to indemnify the Bank or such other Indemnified Person therefor.

         (b)  Survival; Defense.  The obligations in
this Section 9.05 shall survive payment and cancellation of all other Obligations. At the election of any Indemnified
Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person
(and reasonably satisfactory to the Company), at the sole cost and expense of the Company.

    1.096 Marshalling; Payments Set Aside. The Bank shall not be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Bank, or the Bank exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

    1.097 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank and
(b) the Bank may not assign or transfer any of its rights or obligations under this Agreement or the Note without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The Bank may also grant participations in the Loans and any such participant shall have the same rights as the Bank under Section 9.08 with respect to its participation. In connection with any assignment or participation of the Loans, the Bank agrees not to assign or participate the Loans to any Person which is a foreign Person (i.e., a Person other than a United States Person for United States federal income tax purposes) unless such Person agrees to deliver to the Company a signed original of Internal Revenue Service Form 1001, 4224 or any successor thereto, or such other forms or documents as may be reasonably requested by the Company, as appropriate, indicating that such Person is entitled to receive payments under this Agreement free from withholding of United States federal income tax.

    1.098  Set-off.  In addition to any rights and
remedies of the Bank provided by law, if an Event of Default exists, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, the Bank to or for the credit or the account of the Company against any and all Obligations owing to the Bank, now or hereafter existing, whether or not the Bank shall have made demand under this Agreement or the Note and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section
9.08 are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.

    1.099 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.


9.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    9.11  Governing Law.  THIS AGREEMENT AND THE NOTE
SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE
LAWS OF THE STATE OF ILLINOIS; PROVIDED THAT THE BANK SHALL
RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

   9.12 Confidentiality. All confidential information and documents concerning the Company and its Subsidiaries supplied by the Company to the Bank shall be held in confidence by the Bank, and the Bank shall not disclose such information and documents, except to participants and assignees and potential participants and assignees who have agreed to be bound by the confidentiality provisions of this Agreement, to legal counsel for the Bank, to consultants of the Bank who have agreed to be bound by the confidentiality provisions of this Agreement, to employees of and agents for the Bank in their ongoing business, to any independent auditors of the Bank and to all appropriate Governmental Authorities or courts to the extent requested or subpoenaed. Upon receipt of a request to disclose any information to Governmental Authorities or courts other than governmental bank examiners and independent auditors of the Bank, the Bank will notify the Company, to the extent permitted by applicable law and regulations, of such request and, to the extent reasonably practicable, permit the Company to seek a protective order with respect thereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ILLINOIS CENTRAL CORPORATION



By:

Title:


Address for notices:

455 North Cityfront Plaza Drive
Chicago, Illinois  60611-5504
Attention:  Treasury Department
Facsimile:  (312) 755-7917
Telephone:  (312) 755-7935


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION


By:

Title:


LENDING OFFICE:

1850 Gateway Boulevard
Concord, California 94520
Attention:  Lorraine Johnson
Facsimile:  (510) 675-7531
Telephone:  (510) 675-7784


Address for notices:
1850 Gateway Boulevard
Concord, California  94520
Attention:  Lorraine Johnson


Facsimile:  (510) 675-7531
Telephone:  (510) 675-7784

With a copy to:

1230 Peachtree Street, Suite 3600
Atlanta, Georgia  30309
Attention:  Glenn Edwards
Facsimile:  (404) 249-6938
Telephone:  (404) 249-6906


                              Schedule 5.09

                          Contingent Obligations



                      General Partnership Interests
                              Schedule 5.11

                                  PART A


The following entities are the sole Subsidiaries of the
Company:



                                  PART B


The Company has no material equity investments other than those listed below:




                              Schedule 7.01

                             Permitted Liens